Exhibit 99.1


KEY3MEDIA REACHES AGREEMENT WITH OFFICIAL COMMITTEE OF UNSECURED CREDITORS TO SUPPORT REORGANIZATION PLAN; NOW HAS SUPPORT OF SUBSTANTIALLY ALL OF ITS CREDITORS

Company To File Reorganization Plan; Expects Court Approval Within 60 Days

LOS ANGELES--(BUSINESS WIRE)--April 9, 2003--Key3Media Group, Inc. (OTCBB:KMEDQ.OB) Key3Media Group, Inc. (OTCBB: KMEDQ.OB), the world's leading producer of information technology tradeshows and conferences, today announced that the Company and Thomas Weisel Capital Partners have reached an agreement in principle with the Official Committee of Unsecured Creditors concerning the terms of the Company's reorganization plan.

Under the terms of the agreement, general unsecured creditors will receive a pro rata distribution of $2.5 million in cash, 40% of the net proceeds of an insurance claim up to a maximum of $4 million, warrants to purchase up to 5% of the reorganized company's equity with a strike price at the reorganization value, and potential additional minor assets that remain subject to final negotiation. Thomas Weisel Capital Partners further has agreed to forego its pro rata share of the foregoing distributions, to which it otherwise would be entitled by reason of its holding approximately $110 million face amount of the Company's subordinated notes.

On March 26, 2003, Key3Media and Thomas Weisel Capital Partners reached agreement with holders of Key3Media's senior secured bank debt on the terms of a plan of reorganization. With the approval of the Committee of Unsecured Creditors today, Key3Media now has the support of substantially all of its creditor constituencies and will file its amended reorganization plan shortly for the Court's approval at a hearing in early June 2003.

"With the full support of our secured creditors and the Official Committee of Unsecured Creditors now in place, we have cleared the last major hurdle to a successful reorganization of the Company and expect to receive Court approval of our plan within 60 days," said Fredric D. Rosen, Chairman and CEO of Key3Media. "In parallel with our progress in reorganizing the Company, we are securing solid participation from customers for all our conferences and tradeshows and continuing to deliver the highest value to all exhibitors and attendees."

Commenting on the reorganization process, Lawrence B. Sorrel, Managing Partner of Thomas Weisel Capital Partners, said, "We're pleased that Key3Media and substantially all of its creditors have reached agreement, paving the way for a smooth and swift reorganization of the Company. Key3Media will emerge from Chapter 11 with renewed financial strength and well positioned for long-term growth in the global IT tradeshow and conference market."

All Key3Media tradeshows and conferences are continuing as scheduled, including NetWorld+Interop Las Vegas (April 27-May 2), JavaOne San Francisco (June 9-13), Seybold Seminars San Francisco (September 22-25), and COMDEX Fall in Las Vegas (November 15-20).

On February 3, 2003, Key3Media announced a plan of reorganization, backed by investment funds managed by Thomas Weisel Capital Partners, which own approximately 68% of Key3Media's bank debt and approximately 38% of its bonds (11.25% senior subordinated notes due 2011). Through the reorganization, Key3Media will reduce its total debt by 87% from approximately $372 million to $50 million and eliminate all of its existing preferred stock and common equity. Annual interest expense will be cut from approximately $38 million to $3.4 million.


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About Key3 Media Group

Key3Media Group, Inc., produces information technology tradeshows and conferences. Key3Media's products range from the IT industry's largest exhibitions such as COMDEX and NetWorld+Interop to highly focused events featuring renowned educational programs, custom seminars and specialized vendor marketing programs. For more information about Key3Media, visit www.key3media.com.

About Thomas Weisel Capital Partners

Thomas Weisel Capital Partners is the merchant banking affiliate of the investment firm Thomas Weisel Partners LLC. TWCP's flagship fund, Thomas Weisel Capital Partners, L.P., is a $1.3 billion private equity fund with backing from leading institutional investors and a current portfolio of over 30 companies primarily focused in the growth sectors of the economy, including media and communications, information technology and healthcare.

Forward Looking Statements

Certain matters discussed in this release are "forward-looking statements," including statements about Key3Media's future results, plans and goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these statements by looking for words like "will", "may", "believes", "expects", "anticipates", "plans" and "estimates" and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Key3Media's actual results to differ materially from those expressed or implied in this release. These include, but are not limited to, economic conditions generally and in the information technology industry in particular; the timing of Key3Media's events and their popularity with exhibitors, sponsors and attendees; technological changes and developments; intellectual property rights; competition; capital expenditures; and factors impacting Key3Media's international operations. In addition, the IT industry has experienced a significant downturn since the middle of 2001 and the terrorist attacks on September 11, 2001 have adversely affected the economy generally and significantly decreased air travel in particular. All of these factors and developments have and will continue to adversely affect participation and attendance at Key3Media's events, although the Company is not able to quantify or reliably estimate the future impact that these matters may have on its businesses, results of operations or financial condition. The sections entitled "Item 1. Business - Certain Factors That May Affect our Businesses" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K for the year ended December 31, 2001 filed by Key3Media with the SEC contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Key3Media's forward-looking statements and/or adversely affect its business, results of operations and financial position. These statements and discussions, as well as any others contained in Key3Media's other SEC public filings, are incorporated herein by reference. Key3Media does not plan to update any forward-looking statements.